Exhibit 99.4

December 6, 2023

TechyBird Acquisition Corp.

5320 Peck Rd Apt 43

El Monte, California 91732-1146

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form S-1 (the “Registration Statement”) of TechyBird Acquisition Corp. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Robin H. Karlsen
Name: Robin H. Karlsen